Investor Relations: Marty Tullio, Managing Partner McCloud Communications, LLC 949.553.9748 marty@mccloudcommunications.com

Delaware Chancery Court Grants Overwhelming Victory
to CNS Response

Dismissed - Leonard Brandt v. CNS Response, Inc. et al

Costa Mesa, CA – December 3, 2009 – CNS Response, Inc. (OTCBB: CNSO) today announced that the Delaware Court of Chancery has dismissed complaints brought against the Company by its former CEO Leonard Brandt.

At the conclusion of a two-day trial that commenced December 1, the Court entered judgment for CNS and dismissed with prejudice Mr. Brandt's action brought pursuant to 8 Del. Code section 225.  The Court thereby found that the purported special meeting of stockholders convened by Mr. Brandt on September 4, 2009 was not valid and that the directors purportedly elected at that meeting will not be seated.

The Chancery Court also denied injunctive relief sought by Mr. Brandt to prevent the voting of shares issued by CNS Response in connection with the Company’s bridge financing in June and securities offering in August, and dismissed Mr. Brandt's claims regarding those financings and stock issuances.  The Chancery Court also dismissed with prejudice another action brought by Mr. Brandt, in which he claimed he had not been provided with information owed to him.

George Carpenter, CNS Response chief executive officer, commented, “We are pleased with the Court’s decision as this is a complete victory for the company and its shareholders.  We would like to sincerely thank our shareholders, employees and board of directors, whose courage and commitment made this possible.  We’re ready to move forward with the important work of building a company and bringing forth a technology that can help millions of people.”

About CNS Response

Today, most physicians are able to base treatment on objective test data, such as EKGs, MRIs, blood tests, etc. Broadly speaking, such advances have not yet come to those physicians practicing psychiatry.

CNS Response has developed a patented data-analysis capability that, with the help of a simple, non-invasive EEG, will analyze a patient’s brain waves and compare the results to an extensive patient outcomes database. The process produces a rEEG® report providing a psychiatrist with guidance to personalize medication regimens for a patient, based on the patient's own brain physiology. To read more about the benefits this patented technology provides physicians, patients and insurers, please visit the CNS Response website, www.cnsresponse.com.

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Delaware Chancery Court Grants Overwhelming Victory to CNS Response

Safe Harbor Statement under the Private Securities Litigation Reform Act of 1995

Except for the historical information contained herein, the matters discussed are forward-looking statements made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995, as amended. These statements involve risks and uncertainties as set forth in the Company's filings with the Securities and Exchange Commission. These risks and uncertainties could cause actual results to differ materially from any forward-looking statements made herein.

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